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                                  EXHIBIT 10.3



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                        GAS PURCHASE AND SALES AGREEMENT

                               Table of Contents

 Section         Title                                                     Page

   1             Definitions                                                 1
   2             Construction of Facilities                                  2
   3             Quantity                                                    3
   4             Point of Delivery                                           3
   5             Delivery Pressure                                           3
   6             Price                                                       3
   7             Term                                                        5
   8             Title, Possession And Control                               5
   9             Taxes                                                       6
   10            Quality                                                     6
   11            Standards for Measurement and Tests                         7
   12            Billings and Payments                                       9
   13            Warranty of Title to Gas                                   10
   14            Force Majeure                                              10
   15            Defaults and Remedies                                      13
   16            Miscellaneous                                              14
                 Signature Page                                             15




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GAS PURCHASE AND SALES AGREEMENT

THIS AGREEMENT made, entered into and effective this ___ day of ________________________, 1996, by and between The Natural Gas Utility District of Hawkins County, TN., hereinafter referred to as "Buyer", and TENGASCO, hereinafter referred to as "Seller".

                                  WITNESSETH:

     WHEREAS, Seller has a supply of natural gas available for sale to be produced from various wells located in Hancock County, Tennessee; and

     WHEREAS, Buyer owns and operates a natural gas distribution system, located in Hawkins County, Tennessee; and

     WHEREAS, Seller desires to sell and deliver to Buyer and Buyer desires to purchase and receive from Seller natural gas in the quantities and under the terms and conditions hereinafter set forth; and


     WHEREAS, Seller desires to transport gas in excess of Buyer's requirements as set forth herein and Buyer agrees to transport such excess gas under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, Buyer and Seller have agreed as follows:

                                1.0 DEFINITIONS

     Unless expressly stated otherwise, the following terms, when used in this Agreement, shall mean:

1.1 The terms "gas" and "natural gas" shall mean and include casinghead gas produced with crude oil, natural gas from gas wells, and residue gas resulting from processing casinghead gas, gas well gas, or both.


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1.2 A day shall begin at 8:00 a.m. in the time zone at the point of delivery on each calendar day and end at 8:00 a.m. on the following calendar day; a month or year shall begin at 8:00 a.m. on the first calendar day of such period of time and end at 8:00 a.m. on the first calendar day following such period.

1.3 The term "cubic foot" shall mean the volume of gas which occupies one cubic foot when such gas is at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 pounds per square inch absolute.

1.4 The term "Mcf" shall mean one thousand (1,000) cubic feet.

1.5 The term "Btu" shall mean the quantity of heat that must be added to one pound avoirdupois of pure water to raise its temperature from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia).

1.6 The term "MMBtu" shall mean one million (1,000,000) Btu's.

1.7 The term "Seller's Facilities" shall mean any and all facilities required to be constructed and installed by Seller, at its sole cost and expense, to enable Seller to deliver gas to Buyer at the Point of Delivery specified in Section 4 hereof, in the quantities provided for in Section 3 hereof and meeting the quality specifications provided for in Section 10 hereof.

1.8 The term "Buyer's Facilities" shall mean any and all facilities required to be constructed and installed by Buyer, at its sole cost and expense, to enable Buyer to commence the receipt of gas from Seller at the Point of Delivery specified in Section 4 hereof.

                         2.0 CONSTRUCTION OF FACILITIES


2.1 Upon the execution of this Agreement, Seller and Buyer agree to proceed in good faith and with due diligence in the construction of Seller's and Buyer's facilities, respectively, and upon completion of such facilities the parties shall commence the delivery and receipt of gas as soon as practical thereafter. In no event shall Buyer be obligated to pay for any gas hereunder prior to the time Seller's and Buyer's facilities have been constructed and made available to deliver and receive gas.

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                                  3.0 QUANTITY

3.1 Daily Quantity - On each day during the term of this agreement, Buyer shall have the right to purchase and receive Seller's available production up to a total quantity of 4,000 MCF/D. Seller shall be obligated to sell and deliver to Buyer from its production wells in Hancock County, Tennessee, its available production up to a total quantity of 4,000 MCF/D.

3.2 Buyer shall have first option to purchase and receive Seller's production in excess of 4,000 MCF/D. In the event Buyer chooses not to purchase such excess quantities, or does not take it's total quantity of 4,000 MCF/D, Buyer agrees to receive such quantities and transport such gas across its distribution system to the extent possible with existing facilities on behalf of Seller or third party purchaser to mutually agreeable points of delivery and at an initial transportation rate of $0.20 per MMBtu. In no event shall gas be sold by Seller or transported and delivered by Buyer or Seller to any customer or potential customer of Buyer within Buyer's service area without the written consent of Buyer. Seller shall be responsible for all facilities including compression, if necessary, to deliver gas into the ETNG pipelines or other third party facilities. In no event shall Buyer be required to install additional facilities for transporting gas for Seller. In the event facilities on Buyer's system are required for transporting Seller's excess gas, Buyer may, at it's option, construct necessary facilities and Seller hereby agrees to reimburse Buyer for the cost of such facilities.

                             4.0 POINT OF DELIVERY

4.1 Seller shall make deliveries of gas hereunder to Buyer at the point of delivery. The point of delivery for all gas delivered under this Agreement shall be at the interconnection of Seller's and Buyer's facilities located at a mutually agreeable point on Buyer's Distribution System in Hawkins County, Tennessee.

                             5.0 DELIVERY PRESSURE

5.1 Seller shall make deliveries of gas hereunder to Buyer at the pressure required by Buyer from time to time to enable the gas to enter Buyer's facilities at Buyers normal distribution pressure.


                                   6.0 PRICE

6.1 The initial price per MMBtu to be paid by Buyer to Seller for all gas purchased and sold hereunder for the first 12 months following the commencement of deliveries hereunder shall be

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priced at the first of the month index price as published in "Inside FERC Gas
Market Report" under "prices of spot gas delivered to pipelines" for deliveries into Tennessee Gas Pipeline, On Shore La., zone 1 plus $0.20 per MMBtu. In the event that the "Inside FERC" index is no longer published, the parties shall mutually agree to utilize some other index which is representative of gulf coast gas supplies.

6.2 One hundred Eighty (180) days prior to the expiration of the first 12 months following initial deliveries hereunder, Seller and Buyer shall have the right to request that the initial price set forth above in Section 6.1 be redetermined as provided in Section 6.3 and 6.4 below.

6.3 In the event Seller or Buyer exercises its right provided in Section 6.2 above to request a redetermination of the initial contract price for gas delivered to Buyer hereunder, such request shall be made in writing and Seller and Buyer agree to negotiate in good faith to arrive at a mutually agreeable price based on current market conditions and Seller's ability to maintain a constant level of production.

     In the event Seller or Buyer allows its right to request a price redetermination hereunder to lapse by failing to make timely written request as provided herein, Seller or Buyer shall thereafter next be entitled to request a price redetermination 270 days following initial deliveries.

6.4 In the event that Seller and Buyer cannot agree on a redetermined price for gas deliverable hereunder, Seller may solicit bona fide offers from third party purchasers for Seller's available gas supplies. Seller shall submit in writing to Buyer a notice setting out in reasonable detail the terms of any offer for such gas from third party purchases which is acceptable to Seller. Buyer shall have thirty (30) days after the date of Seller's Notice in which to elect in writing to continue purchasing such gas from Seller in accordance with the terms of the bona fide offer from third party purchases set out in Se11er's Notice, or to release such gas from commitment hereunder. In the event Buyer elects to release the gas, the obligations of the parties hereunder with respect to the sale and purchase of such gas shall continue for an interim period until the third party purchaser is able to accept deliveries of the released gas but in no event to exceed ninety (90) days, after which the obligations of the parties hereunder shall, except as otherwise provided herein, cease as to such

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released gas. During such interim period, the price applicable to deliveries of gas by Seller to Buyer shall be the price determined according to Section 6.1 hereof, or such re-determined price in force and effect according to Section 6.2 and 6.3 hereof. Also, Buyer agrees to transport such released gas to the extent possible with existing facilities on behalf of Seller or such third party purchaser to mutually agreeable points of delivery and at a mutually agreeable transportation charge. In no event shall such released gas be sold by Seller and delivered by Buyer or Seller to any customer or potential customer of Buyer within Buyers service area without the written consent of Buyer. Seller shall be responsible for all facilities including compression, if necessary, to deliver gas into the ETNG pipeline or other third party facilities. In no event shall buyer be required to install additional facilities for transporting gas for Seller.

6.5 The initial transportation rate set forth in Section 3.2 herein shall be subject to re negotiation and adjustment contemporaneously with the price re determinations in this Section 6.

                                    7.0 TERM

7.1 This agreement shall be in force and effect from the date first herein above written and continue for a term of 3 years following initial deliveries by Seller, unless terminated earlier as provided elsewhere herein, and on a year-to-year basis thereafter until terminated by either party driving 180 day prior notice to the other party to cancel this Agreement.

                       8.0 TITLE, POSSESSION AND CONTROL

8.1 As between the parties hereto, Seller shall be deemed to be in control and possession of the gas deliverable hereunder and responsible for any injuries, claims, liabilities or damages caused thereby prior to delivery to Buyer at the point of delivery. Buyer shall be deemed to be in exclusive control and possession thereof after receipt of gas meeting the quality specification set forth in Section 10 hereof, at the point of delivery and responsible for any injuries, claims, liabilities or damages caused by Buyer's possession and control. The party in control and possession of the gas meeting the quality specification set forth in Section 10 hereof, shall indemnify the other party with respect to any injuries, claims, liabilities, or damages occurring

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while the gas is in it's control and possession. Title to the gas sold hereunder shall pass from Seller to Buyer at the point of delivery.


                                   9.0 TAXES

9.1 Buyer shall not be responsible for any federal, state or local taxes on production, gathering, severance or other taxes levied on gas volumes delivered by Seller. Seller hereby agrees to indemnify Buyer for any and all losses, damages, or claims, including attorney fees, for Seller's failure to report and pay for any and all federal and state production, gathering, severance or similar taxes levied on gas volumes delivered by Seller.

                                  10.0 QUALITY

Seller agrees that the gas delivered hereunder at the point of delivery specified in Section 4.1 will, upon delivery:

10.1 Have a total heating value of not less than one thousand (1,000) Btu's per cubic foot;

10.2 Be commercially free from dust, hydrocarbon liquids, water and any other substance that might become separated from the gas in Buyer's facilities, and Seller shall furnish, install and maintain and operate such drips, separators, heaters and other mechanical devices as may be necessary to effect compliance with such requirements;

10.3 Not contain more than twenty (20) grains of total sulfur, nor more than 1/4 of one grain of hydrogen sulfide per one hundred (100) cubic feet;

10.4 Not contain more than ten (10) parts per million by volume of oxygen, and Seller shall make every reasonable effort to keep the gas totally free of oxygen.

10.5 Not contain more than four percent (4%) by volume of a combined total of carbon dioxide and nitrogen components; provided, however, that the total carbon dioxide content shall not exceed three percent (3%) by volume.

10.6 Have a temperature of not more than one hundred (100) degrees Fahrenheit.

10.7 All gas shall have been dehydrated by Seller for removal of entrained water present therein in a vapor state, and in no event contain more than seven (7) pounds of entrained water per million cubic feet, at a pressure base of fourteen and seventy three (14.73) pounds per square inch and a

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temperature of sixty (60) degrees Fahrenheit as determined by dew-point apparatus approved by the Bureau of Mines or such other apparatus as may be mutually agreed upon.

10.8 As to gas which fails to meet the quality specifications set forth above, Buyer, in addition to any legal remedies it may have, shall have the right to refuse delivery of such gas.


                    11.0 STANDARDS FOR MEASUREMENT AND TESTS

11.1 A purchase/sales meter shall be installed, maintained and operated by Seller at the point of delivery to measure all gas sold and/or delivered for transportation or displacement under this agreement. The volume shall be measured by orifice meters with linear charts, twenty-four (24) hour rotation, or other mutually agreeable measuring devices installed and operated, and computations made as prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association, as such report may be amended or revised from time to time.

11.2 The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute.

11.3 Temperature shall be determined by a recording thermometer, when applicable, with twenty-four (24) hour chart rotation continuously used and installed so as to record properly the temperature of the gas flowing through the meter. The arithmetical average of the hourly temperatures recorded during each day shall be used to calculate volumes hereunder.

11.4 Specific gravity shall be determined with accuracy to the nearest one-thousandth (0.001) by taking samples of the gas at the point of measurement at such times as may be designated by the parties hereto, but not more often than once each month and having the specific gravity determined by the use of the Acme Senior Gravity Balance, or any other instrument mutually agreed upon.

11.5 The total heating value of the gas shall be determined by joint tests made by taking samples of gas at the point of delivery but not more than once each month. Such samples to have the Btu content per cubic foot determined by: (1) chromatographic analysis; or, (2) by calculation of gross heating value by compositional analysis. Buyer and Seller may mutually agree to utilize other

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acceptable industry methods for determination of heating value. The Btu content shall be determined for a cubic foot of gas at a temperature of sixty degrees
(60) Fahrenheit and a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute on a dry basis.

11.6 Tests to determine sulfur, hydrogen sulfide, oxygen, carbon dioxide, nitrogen and water content shall be made by approved standard methods in general use by the gas industry. Such tests shall be made at the request of either party. The cost of such test are to be paid by the requesting party.

11.7 The accuracy of the measuring and testing equipment shall be verified at least once each year and at other times upon request of Buyer or Seller. Tests for quality of the gas may be made at the time of testing equipment or at other times, but not more often than once each month. Notice of the time and nature of each test shall be given to the other party sufficiently in advance to permit convenient arrangement for a representative to be present. Tests and adjustments shall be made in the presence of and observed by representatives of both Buyer and Seller. All tests shall be made by Buyer at Buyer's expense, except that Seller shall bear the expense of tests made at its request.

11.8 If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of fifteen (15 days) or one-half of the elapsed time since the last test, whichever is shorter. The volume of gas delivered during such period shall be estimated (i) by using the data recorded by an check-measuring equipment, if installed and accurately registering, or, if not installed or registering accurately, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or, if neither such method is feasible, (iii) by estimating the quantity or quality delivered, based upon deliveries under similar conditions during a period when the

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equipment was registering accurately. No correction shall be made for recorded inaccuracies of two percent (2%) or less.

11.9 Buyer and Seller shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours, but the calibration and adjustment of such equipment shall be done only by the party that installs or furnishes such equipment unless otherwise agreed upon. Each party shall preserve all original test data, charts and other similar records in such party's possession for a period of at least two (2) years.

                           12.0 BILLINGS AND PAYMENTS

12.1 On or before the 15th working day of each month after deliveries of gas are commenced, Seller shall render to Buyer an invoice for the preceding month showing the total volume and the gross heating value of gas delivered at the point of delivery hereunder.

12.2 Buyer will pay Seller on or before the 25th day of each month, or as to statements rendered after the 15th day of each month, within ten (10) days after receipt of such statements, for gas delivered during the preceding month. If the correct amount is not paid when due and such payment is not successfully disputed by Buyer, interest on any unpaid amount shall accrue at the rate of nine percent (9%) per annum. If such failure to pay continues for sixty (60) days, Seller, in addition to all other remedies, may thereafter suspend deliveries of gas hereunder and if such default continues for thirty (30) additional days, Seller may thereafter, in addition to any other rights Seller may have suspend or terminate this contract. Provided, however, if Buyer in good faith shall dispute the amount of any such invoice or part thereof and shall pay to Seller such amounts as it concedes to be correct and shall undertake and guarantee to make payment to Seller of the amount ultimately found due upon such invoice after a final determination which may be reached either by agreement or judgment of the courts, as may be the case, then Seller shall not be entitled to suspend or terminate this contract.

12.3 Each party shall have the right to inspect and examine at all reasonable times the records and charts of the other party pertaining to the purchase and sale of gas hereunder. If any overcharge or

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undercharge in any amount whatsoever shall be determined within 12 months from the date of the invoice and the invoice therefor has been paid, Seller shall refund the amount of any overcharge or Buyer shall pay the amount of any undercharge within thirty (30) days after the final determination thereof.

                          13.0 WARRANTY OF TITLE TO GAS

13.1 Seller warrants title to all gas delivered or to be delivered hereunder, that Seller has the right to sell the same, and that such gas is free from liens and adverse claims of every kind. Seller will pay, or cause to be paid, all royalties, taxes and other sums due on production, gathering, severance or handling of the gas delivered by Seller to Buyer. Seller will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims to the gas delivered by it or of royalties, taxes, payments or other charges thereon applicable before or upon delivery to Buyer. If Seller's title is questioned or involved in any action, Buyer may thereafter refuse without penalty to accept further deliveries from Seller and/or Buyer may withhold payment (without interest) of sums due hereunder up to the amount of the claim until title is free from such question or such action is finally determined, or until such time as Seller furnishes bond conditioned to save Buyer harmless with sureties satisfactory to Buyer.

                               14.0 FORCE MAJEURE

14.1 If either Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then due for gas previously delivered, it is agreed that performance of the respective obligations of the parties hereto to deliver and receive gas, so far as they are affected by such force majeure, shall be suspended from the inception of any such inability until it is corrected but for no longer period. The party claiming such inability shall give notice thereof to the other party as soon as practicable after the occurrence of the force majeure. If such notice is first given by telephone or facsimile communication, it shall be confirmed promptly in writing giving full particulars. The party


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claiming such inability shall promptly correct such inability to the extent it may be corrected through the exercise of reasonable diligence.

14.2 Neither party shall be liable to the other for any losses or damages, regardless of the nature thereof and howsoever occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of, or in any way attributable to the suspension of performance of any obligation of either party to the extent that such suspension occurs because a party is rendered unable, wholly or in part, by force majeure to perform its obligations.

14.3 The term "force majeure" as used herein shall mean, cover and include the following:

(a) Acts of God or Acts of Providence including, without limitation, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storm warnings, extreme heat or extreme cold; any other adverse weather conditions and threats of any of the foregoing, and whether preceded by, concurrent with, or followed by acts or omissions of any human agency, whether foreseeable or not, which may directly or indirectly contribute to or result in either party's inability to perform its obligations.

(b) Acts of Government including, without limitation, laws, orders, rules, decrees, judgments, judicial actions, regulations, acts of arrests or restraint, and threats of any of the foregoing, by any government (de jure or de facto), or any agency, subdivision or instrumentality thereof, having, claiming or asserting authority or jurisdiction over the severance, production, gathering, transportation, handling, sale or delivery of the subject matter of this Agreement, when any such Act of Government directly or indirectly contributes to or results in either party's inability to perform its obligations.

(c) Acts of Civil Disorder including, without limitation, acts of sabotage, acts of the public enemy, acts of war (declared or undeclared), blockades, insurrections, riots, mass protests or demonstrations and threats of any of the foregoing, and police action in connection with or in reaction to any such Acts of Civil Disorder, when any such Act of Civil Disorder directly or indirectly contributes to or results in either party's inability to perform its obligations.


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(d) Acts of Industrial Disorder including, without limitation, strikes, lockouts, picketing and threats of any of the foregoing, when any such Acts of Industrial Disorder directly or indirectly contributes to or results in either party's inability to perform its obligations; provided, however, that the settlement of any labor dispute to prevent or end any such Acts of Industrial Disorder shall be within the sole discretion of the party to this Agreement involved in such labor dispute, and the above requirement that any inability shall be corrected with reasonable diligence shall not apply to labor disputes.

(e) Failure of Facilities including, without limitation, freezing of wells or lines of pipe, failures resulting from fires, washouts, mechanical breakdowns of, malfunctions of or necessities for making repairs or alterations to machinery, lines of pipe, pumps, compressors, valves, gauges or any of the equipment therein or thereon, and cratering, blowout, or failure of any well or wells to produce, when any such Failure of Facilities directly or indirectly contributes to or results in either party's inability to perform its obligations.

(f) Inability to obtain or acquire at reasonable cost grants, servitudes, rights-of-way, permits, licenses, or any other authorizations from third parties or agencies (private or governmental) or inability to obtain or acquire at reasonable cost necessary materials and supplies, to construct, maintain and operate any facilities required for the performance of any obligations under this Agreement, when any such inability directly or indirectly contributes to or results in either party's inability to perform its obligations.

(g) Any occurrence, condition, situation, or threat thereof, not covered by Subparagraphs (a) through (f) above, which renders either party unable to perform its obligations, provided such occurrence, condition, situation, or threat thereof is not under or within the control of the party claiming such inability, provided such party could not have prevented such occurrence, condition, situation, or threat thereof by the exercise of reasonable diligence.


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                           15.0 DEFAULTS AND REMEDIES

15.1 If a triggering event (as defined in Section 15.2 below) occurs at any time during the term of this agreement, then the non-defaulting party may terminate this agreement in accordance with the following:

(i) The non-defaulting party shall notify the other party in writing stating specifically the cause for terminating the agreement and declaring the intention of the non-defaulting party to terminate this agreement.

(ii) The other party shall have thirty (30) days after receipt of such notice in which to remedy or remove the cause or causes stated in the notice for termination. If within said thirty (30) day period the other party does so remove or remedy said cause or causes and fully indemnifies the nondefaulting party for any and all consequences of such breach, then such notice shall be withdrawn and this agreement shall continue in full force and effect

(iii) If the other party does not so remedy and remove the cause or causes or does not indemnify the non-defaulting party within said thirty (30) day period, then this agreement shall terminate without waiver by the non-defaulting party of any other remedy it may have under this agreement or otherwise.

15.2 A "triggering event" shall occur when:

(i) The failure by Seller or Buyer to make, when due, any payment required under this agreement if such failure is not remedied within five (5) business days after written notice of such failure is given to the other party.

(ii) Either Seller or Buyer fails to perform a material covenant or obligation under this agreement or breeches any material provision of this agreement.

(iii) Any material representation or warranty made by Seller or Buyer in accordance with this agreement proves to be false or misleading in any material respect.

(iv) Seller or Buyer shall (1) make an assignment or any general arrangement for the benefit of creditors: (2) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause the initiation of a proceeding under any bankruptcy or similar law for the


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protection of creditors, or have such petition filed against it and such proceeding remains undismissed for sixty (60) days: (3) otherwise become bankrupt or insolvent (however evidenced), or (4) be unable to pay it's debts when due;

(v) Seller's unexcused failure to deliver Buyer's requested quantity for a cumulative period of 30 or more days in a twelve (12) month period.

                               16.0 MISCELLANEOUS

16.1 No waiver by Buyer or Seller of any default of the other under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

16.2 Every notice, request, statement or invoice provided for in this Agreement shall be in writing directed to the party to whom given, made or delivered at such party's address as follows:

     Buyer: The Natural Gas Utility District of Hawkins County, TN.
             202 Park Blvd.

             PO Box 667
             Rogersville, Tennessee 37857
             Phone (615) 272-8841
             Fax (615) 272-4645

     Seller: Tengasco
             Medical Arts Building
             603 Main Avenue
             Suite 500
             Knoxville, Tennessee 37902
             Phone (423) 523-1124
             Fax (423) 523-9894

or at such other address as such party shall from time to time designate as the address for such purpose by letter addressed to the other party or parties.

16.3 The parties agree that the place of execution of this Agreement is Hawkins County, Tennessee. Buyer and Seller agree that this Agreement shall be construed according to the law of the State of Tennessee.

16.4 This Agreement shall bind and inure to the respective successors and assigns of the parties hereto, but no assignment shall relieve any party's obligations hereunder without written consent of the other party.

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16.5 The parties hereto understand and agree that the total price to be paid for gas delivered hereunder is the price set forth in section 6.0 hereof inclusive of all taxes, royalties, payments or any other charges thereof applicable before or upon delivery to Buyer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals as of the day and year first herein above written.

     Buyer: The Natural Gas Utility District of Hawkins County, TN.

          By: /s/ Tommy W. Young
              -------------------------
          Title: General Manager
              -------------------------
          Date: 9/26/96
              -------------------------

     Seller: TENGASCO

          By:  /s/ Ted P. Scaller
              -------------------------
          Title: Pres/CEO
              -------------------------
          Date: 10/1/96
              -------------------------


Signature page to Gas Purchase and Sales Agreement dated 9/26/96 , 1996, between The Natural Gas Utility District of Hawkins County, TN. Buyer, and TENGASCO Seller, relating to the purchase and sale of gas from various wells in Hancock County, Tennessee.



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